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                                                                    EXHIBIT 14.2

                                  FIRST BANCORP

                   CODE OF ETHICS APPLICABLE TO ALL EMPLOYEES

         OUR ENDEAVOR IS THAT THE TRUST CUSTOMERS HAVE DEPOSITED IN US, SERVES AS THE MOTIVATION NECESSARY TO ENSURE THAT ALL OUR ACTIVITIES ARE GUIDED BY A SUPERIOR INTEGRITY AND HONESTY, AND TO DEMONSTRATE OUR GENUINE DESIRE AND COMMITMENT TO PROVIDE AN EXCELLENT SERVICE TO ALL. TO ATTAIN THAT GOAL WE WILL FIRMLY ABIDE BY THE DISPOSITIONS OF THIS CODE OF ETHICS.

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DECLARATION OF PURPOSE

         Our business is built from the trust that customers have deposited in our institution and its employees. Throughout the years FirstBank has maintained an exceptional reputation in its relationship to customers, suppliers, shareholders, and the community.

         It is imperative that all our actions be aimed at strengthening that trust. This will be attained if we perform our duties with elaborate effort and dedication, defending our institution's best interests, and ensuring that its resources are used in accordance with the strict norms that guide a sound banking business, always maintaining a firm dedication to providing excellent service, within a frame of personal and professional behavior which guarantees an environment and working conditions based on fairness, equity, consideration, and respect to our principles and values. To facilitate the understanding of, and compliance with, our obligations, and to encourage uniformity, we adopt this Code of Ethics which complements the Behavior Code of our institution.

         The Human Resources Division will be responsible for ensuring that each of FirstBank's employees receives, understands and complies with this Code of Ethics, and for investigating all infractions. In the same way, all officers, managers and supervisors are responsible for the compliance with the terms of this Code within their area of supervision.

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                                      FIRST

DEFINITIONS

SHAREHOLDER:

Person or entity that owns one, or more shares of a corporation.

AGENT:

Person authorized to act in the name of, and in representation of another.

BANKING:

Economic sector which includes all institutions whose primary function is to accept deposits in cash or other values; grant credit and open checking and/or savings accounts; grant loans; issue money orders, notes or other negotiable instruments; and conduct any other business transaction authorized by law.

CONFLICTIVE PERSONAL BENEFIT:

Any benefit offered, requested or received by a director, officer, employee or agent of an institution from a third party, or in representation of a third party, which is offered, requested or received in exchange for, or in relation to, any business, commercial transaction, service or confidential information of such institution, its subsidiaries or affiliates, or for reasons related to the person's position within the institution.

CLIENT:

Person or entity that maintains a relationship with the institution, whether it be through deposits, loans, credit cards, or any other service offered by the institution.

DIRECTOR:

Any member of the Board of Directors. It includes members of FirstBank's Board of Directors and members of the Board of Directors of any of its subsidiaries.

ENTITY:

Corporation, society or any other form of business.

FAMILY:

For the purpose of this Code of Ethics, the word family shall include the following:

1. Husband/wife, father/mother, son/daughter, brothers/sisters, grandparents, uncles/aunts, and grandchildren of a person.

2.       Father/mother and brothers/sisters of the person's husband/wife.

3.       Husband/wife of a daughter/son or brother/sister.

FIRSTBANK PUERTO RICO:

Commercial Bank organized and doing business under the laws of the Commonwealth of Puerto Rico and under the applicable laws and regulations of the United States of America. Any reference herein included to "FirstBank", the "Bank" or "the institution", shall mean FirstBank Puerto Rico.

FUNCTIONARY:

Any and all of FirstBank's employees, whether on a regular, part time or temporary basis.

COMMON ECONOMIC INTEREST:

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A common economic interest exists in any situation where a Bank's functionary or a member of his/her family participates in an economic activity with any person or entity. Such term will apply to any entity in which the functionary or any member of his/her family has a common economic interest.

PROSPECT:

Includes any person or entity which has requested, or is in the process of requesting, to establish a relationship with FirstBank, whether as a client or as a supplier.

SUPPLIER:

Person or entity which sells, or provides, any kind of good or service to FirstBank and/or its subsidiaries.

SUPERVISOR:

A FirstBank employee who has the responsibility of supervising the work of other FirstBank employees.

COMMERCIAL TRANSACTION:

Any effort or business of which FirstBank, or any of its subsidiaries, is a part or has some direct or indirect interest in.

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                                     SECOND

PRIVILEGED INFORMATION

                              CLIENTS AND SUPPLIERS

CONFIDENTIALITY

Confidentiality is one of the fundamental principles upon which the relationship between the Bank and its clients and suppliers is based. All of FirstBank's employees must maintain all information including, but not limited to, information related to clients, suppliers, the Bank's functionaries, in strict confidentiality.

All information related to account balances, credit history, savings and investments reports, finances, businesses, or any other information which clients or consumers bring to our attention, as well as all matters discussed in the work units related to clients, customers or suppliers will be held in strict confidentially. Such information will only be provided or discussed with the institution's functionaries that are duly authorized to deal with the information for FirstBank's genuine purposes.

Any functionary who receives a citation or any other legal or administrative request, which specifically asks for the disclosure of information, will refer such requirement to his/her immediate supervisor and to the Legal Counsel's Office.

INFORMATION RELATED TO FIRSTBANK AND ITS SUBSIDIARIES

The publication or use of privileged or confidential information related to the Bank's operations and other internal matters for personal benefit, or for that of third parties, before said information has been disclosed by the institution, constitutes an unlawful appropriation.

None of the Bank's functionaries will disclose or discuss with non-authorized personnel, information related to internal matters previously discussed, approved or under the consideration of the Board of Directors, top management, or any of the institution's departments or subsidiaries, including, but not limited, to:

-        Reports or information submitted to regulatory agencies.

- Information about the Bank or its clients related to potential mergers, acquisitions, investments, treaties, assets, cash flow, projections, client's identity, business plans, strategies, and commercial opportunities.

-        Computer data, codes, passwords.

- Documents, information and/or printed material, which could influence an investment decision.

- Any other information of a privileged or confidential nature. According to the Bank's rules, only functionaries duly authorized by the Board of Directors can reveal information related to the Bank's activities.

The violation of these norms, will constitute a breach of the obligations and responsibilities of an employee toward the Bank, and may also constitute a crime under state and/or federal laws.
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                                      THIRD

CONFLICT OF INTERESTS

A conflict of interest exists when a functionary has a personal interest in any contract, agreement, loan, or transaction in which the Bank or its subsidiaries has some kind of direct or indirect interest. All of the Bank's functionaries have the obligation to avoid any kind of conflict of interest or the vestige of such a conflict. All of the Bank's functionaries have the responsibility to inform their immediate supervisor about those situations where a conflict or the vestige of a conflict may exist.

                                CREDIT EXTENSION

All functionaries must identify any transaction with the Bank involving a family member or any other person or entity with whom the functionary or a member of his/her immediate family has some kind of common economic interest, as this term is defined.

No Bank functionary may participate in the consideration or approval of transactions where a person or organization with which the functionary has some personal or common economic interest, is involved. It is the responsibility of the functionary to refer any such transaction to his/her immediate supervisor, along with a disclosure of the existing relationship.

                      BUSINESSES WITH CLIENTS OR SUPPLIERS

Functionaries will avoid participating in any kind of business relationship with the Bank's clients or suppliers. Functionaries will notify their supervisors or the Human Resources Division of any common economic interest that may exist between them and any client or supplier of the Bank.

                          USE OF PRIVILEGED INFORMATION

The disclosure or use of confidential or privileged information about the Bank, for personal benefit or for that of third parties, will constitute a conflict of interest. Any information that has not been disclosed by the Bank and that is related to the Bank's matters or to its internal operations will be considered confidential or privileged information.

Disclosure or use of such information for personal benefit or for that of third parties may constitute a crime under state and/or federal laws.

                         FAVORITISM, CONCESSIONS, GIFTS

All functionaries representing the Bank in any and all commercial transactions will be well aware of their responsibilities and obligations. Said functionaries will look after the Bank's best interests, and will not be partial to the needs of the client, supplier, prospective client, person, or organization participating in the transaction in detriment of the institution or its norms.

Whenever a functionary has any personal or common economic interest with a vendor, supplier, or other person providing a service to the Bank, he/she will abstain from participating in any discussion or determination regarding said service and will refer the case to his/her immediate supervisor. The functionary will make sure that his/her abstention from participating is documented in writing.

Requesting or accepting special concessions or loans from clients, suppliers, prospects, and others is strictly prohibited. To accept, request or offer presents, personal favors,

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commissions, perquisites, any other form of remuneration or any other object of significant value for personal benefit or for that of third parties in relation to or in exchange for some kind of transaction or business with the Bank, is a violation to these norms and to the applicable state and federal laws.

Our relationships with clients, suppliers, vendors, advisors, auditors, service providers, and public officials will always be guided by principles of honesty and integrity, will not be tainted by favoritism of any sort, and will never affect the Bank's image and reputation.

                                   EXCEPTIONS

The institutional norms state that no functionary of the Bank may directly or indirectly request or accept gifts or concessions from any client, prospective client or supplier in order to avoid conflicts of interest. However, occasionally, and without creating a conflict of interest, a functionary may receive some kind of concession or present of nominal value, such as: business lunches, dinners, golf games, etc., as long as they are not accepted on a continuous basis; presents which are not given in cash, and other similar values, as long as they do not exceed a reasonable amount and they are given due to special festivities, such as Christmas; presents and receptions in special circumstances, like weddings, years of service anniversaries and/or farewell parties; presents and receptions for any other reason not related in any way to the Bank; and fees, stipends, and other forms of compensation, which the functionary receives from other organizations for performing a job, as long as the Bank, through its Human Resources Division, has officially approved such participation because it does not intervene with the Bank's interests.

                         SPECIAL RELATIONS WITH CLIENTS

No functionary of the Bank may accept a designation as custodian, testamentary executor, fiduciary, co-fiduciary, legal representative or in any other capacity, from a person who is not a member of his/her family, including clients, prospective clients or suppliers of the Bank, without the previous authorization of the Human Resources Division.

Under no circumstances may the functionary act in representation of the Bank in his/her personal capacity.

A functionary may not become part of the Board of Directors or of the administration of another company or organization if any such participation would be in conflict with the Bank's interests. Any appointment of this nature must be informed to the Human Resources Division.

                               OTHER EMPLOYMENT'S

Functionaries of the Bank will not hold jobs outside the Bank without previously consulting with the Human Resources Division. Prior to accepting any such employment offer, the functionary must consult with the Human Resources Director to ensure such employment is not in conflict with the functionary's work and responsibilities at the Bank.

When a functionary wants to join or accept a position in any civic organization, sports or religious group, as well as other non-lucrative entities, he/she must ensure that the objectives of such organization are not in conflict with the Bank's interests.

Any participation of a Bank functionary in a civic, sports, religious, other non-lucrative organization, or as a member of an organization's Board of Directors, which does not represent a conflict of interest, will be in

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his/her personal capacity. Said functionary will represent the Bank in those instances, only when the Bank expressly requests or authorizes said representation.

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                                     FOURTH

THE BANK AND YOU

                                OPERATIONAL NORMS

All functionaries will ensure that the Bank's records reflect, with reasonable detail and precision, the transactions and asset dispositions of the Bank.

Altering invoices, petty cash vouchers, accounting records and expense accounts, among others, with the intention of deceiving, hiding and/or for personal benefit or for that of third parties, will constitute and act of fraud toward the Bank.

All functionaries are responsible to safeguard the sound administration of the Bank. As part of their duty to be loyal toward the Bank, all functionaries are required to reveal any action or omission which could adversely affect the Bank's interests. Any functionary who knows or suspects that another functionary is behaving in an unethical way, that the Bank's policies or norms are being violated, or that any state or federal laws applicable to the Bank or its subsidiaries are being violated, must inform his/her immediate supervisor, the Human Resources Division and/or the internal auditor, as may be applicable, for the proper corrective action. It is the Bank's policy that no employee that complies with the aforementioned requisite will be retaliated against. Functionaries will not make any explicit or implicit commitments on behalf of, or related to the Bank, either formally or informally, without the proper authorization, in accordance with the Bank's existing procedures. Any such commitment must be clearly described, documented and confirmed in writing with the client.

                        CIVIC ORGANIZATIONS AND DONATIONS

Under no circumstances may a functionary solicit contributions or donations from clients, vendors, suppliers, organizations or other persons related to the Bank, on behalf of a particular cause, without the express authorization of the Human Resources Division.

                       UTILIZATION OF THE BANK'S RESOURCES

The Bank's functionaries will not use or allow the use of the Bank's property for non-official purposes. Functionaries have a duty to protect and preserve the Bank's property. Any violation to this norm must be reported.

                      COOPERATION WITH THE AUDIT DEPARTMENT

Every functionary of the Bank has the obligation to cooperate with the Bank's auditors, the external auditors and the government investigators, among others, in the investigations, inspections, and other studies conducted at the Bank. When the unit receives the visit of an auditor, said auditor will be assisted by the unit's Manager, who will refer him/her to the functionary appointed to serve as facilitator during the investigation and/or audit process. Any functionary that has not been so appointed may not assist or offer information to an auditor or investigator.

 REGISTER AND MAINTENANCE OF INFORMATION AND INTERNAL CONTROLS OF THE AUDIT AND
                             CONTROLLER DEPARTMENTS

All functionaries will comply with the policies, procedures and accounting controls, as well as with the security requirements

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established by the Bank. All of Bank's records will reflect all the transactions performed and any error must be corrected following the established procedures. All daily transactions will be duly authorized and registered to allow the timely preparation of financial statements and other reports which reflect the Bank's assets.

Employees working with accounting entries should be very careful when registering information. Incorrectly registered transactions will not be admitted.

The forgery of information registered in the Bank's documents or journals, as well as altering or destroying such information, is illegal.

                                PERSONAL FINANCES

The Bank's functionaries will be extremely careful when handling their personal finances and investments.

All functionaries holding checking accounts at the Bank must verify the statement of account on a regular basis and use the account according to the available balance. Drawing checks against non-available funds is strictly prohibited. The inadequate use of, or exceeding the, credit limits established in credit cards issued by FirstBank, is also prohibited.

                                    GAMBLING

Functionaries must be aware of the responsibilities and compromises that participating in any sort of gambling entails. Any and all participation or relation to gambling activities is strictly prohibited. The nature of the Bank's operations requires an exemplary image from all its personnel, and such an image would be tarnished by a functionary's participation in any sort of gambling activity.

                  ALCOHOLIC BEVERAGES AND CONTROLLED SUBSTANCES

Ingesting, possessing, or selling alcoholic beverages during working hours and within the Bank's premises is prohibited. If for any reason a functionary, while representing the Bank, is in a situation where alcoholic beverages are consumed (business lunches and cocktail activities among others), he/she must exercise maximum control keeping in mind that as a representative of the Bank the best of judgment in his/her actions will always be expected.

Using, possessing, selling or transporting controlled substances, as defined by law, is strictly prohibited.

If a medical prescription exists for the use of a controlled substance, the employee will inform his/her supervisor of this fact, and will provide adequate evidence to that effect.

The Bank reserves the right to request that a functionary submit to medical tests to detect the use or abuse of controlled substances, when a reasonable doubt exists as to whether functionary may be using controlled substances as the term is defined by the law.

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                                      FIFTH

YOU AND YOUR FELLOW WORKERS

                          RELATIONS AMONG FUNCTIONARIES

The relationships among functionaries must be characterized by a high level of good fellowship and union of purpose, and must be maintained in an atmosphere of respect and professional consideration. The following acts are prohibited:

any kind of jokes or comments which are, or could be, offensive to other people;

arguments of all kinds;

excessive familiarity or forwardness in the treatment of others;

practical jokes; and

offensive or disrespectful language.

A functionary will not use his/her title, position or authority in an undue manner in the treatment of and in their relationship with others.

                      DISCRIMINATION AND SEXUAL HARASSMENT

According to the Bank's policy, acts which may constitute discrimination or sexual harassment will not be permitted.

Acts which may be considered sexual innuendoes, or sexual harassment, violate the Bank's policies. Using ones position or title within the institution to obtain sexual favors of other functionaries, is strictly prohibited.

The Bank will never allow any type of sexual harassment behavior from its clients or vendors towards any functionary.

Any functionary that witnesses an act of sexual harassment, or that has knowledge of the occurrence of such an act, has the responsibility to inform the Human Resources Division.

The Bank does not discriminate for reasons of age, sex, national origin, social status, political ideology, religion and physical and/or mental impairment, in its policies of employment, promotions, transfers, performance evaluations, salary increases, demotions and terminations, among others.

In our operations and transactions as a Bank and as institution that provides services, we will maintain a solid commitment to equality of treatment and of opportunities.

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                                      SIXTH

FIRSTBANK AND THE COMMUNITY

FirstBank has the express purpose of responsibly complying with all its obligations as a good corporate citizen, and of conducting its functions in ways that maximize the benefits received by the community it serves and by the institution and its stockholders, while complying with all applicable laws and regulations.

                                    POLITICS

The Bank will not affiliate with any political party or candidate. FirstBank's mission is one devoted to serve the community in general.

FirstBank will not contribute to a political party or its candidates, whether financially, with goods, services, any other value or with the assistance of its human resources.

A functionary, in his/her personal capacity, may participate in political activities in their free time and with their own resources. Such participation is completely voluntary.

                                 THE COMPETITION

No preferential treatment will exist in our relationship with the functionaries of other commercial banks and financial and/or savings institutions.

No one may persuade a client or a family member to alter the information on a credit application, for the purpose of obtaining credit.

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                                     SEVENTH

SANCTIONS

Any alteration or omission of, or exception to, the norms, laws and policies herein established, will bear sanctions that will vary according to the nature of the violation and may include, from destitution, to permanent separation of employment. A functionary may bear additional responsibilities do to laws and/or regulations that may have been infringed by any such alteration, omission or exception.

Situations not included in this Code of Ethics, do not lack importance. Any questions regarding whether an action or situation is appropriate, must be referred to an area's supervisor or the Human Resources Division.

The Bank's Code of Ethics will be audited and modified periodically and will be in effect at all times. Each functionary will: (1) attest on an annual basis, by signing a document to that effect, that he/she knows and understands the content of the Code of Ethics; (2) ratify his/her commitment to comply with said Code; and (3) declare that he/she lacks knowledge of any violation to said Code.